EXHIBIT (15)

Letter from Independent Registered Public Accounting Firm Regarding

Unaudited Interim Financial Information

LETTER IN LIEU OF CONSENT FOR REVIEW REPORT

To the Board of Directors and Shareholders of

The Boeing Company

Chicago, Illinois

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of The Boeing Company and subsidiaries for the three-month and six-month periods ended June 30, 2004 and 2003, as indicated in our report dated July 26, 2004 (which report included an explanatory paragraph regarding a discontinued operation); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, is incorporated by reference in Registration Statement Nos. 2-48576, 33-25332, 33-31434, 33-43854, 33-58798, 33-52773, 333-03191, 333-16363, 333-26867, 333-32461, 333-32491, 333-32499, 333-32567, 333-35324, 333-41920, 333-47450, 333-54234, 333-73252 and 333-107677 of The Boeing Company on Form S-8 and Registration Statement Nos. 333-99509 and 333-113844 of The Boeing Company on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Deloitte & Touche LLP

Chicago, Illinois

July 26, 2004

70